[LETTERHEAD OF THE OTTO LAW GROUP]

                               February ___, 2005

TechAlt, Inc.
3311 N. Kennicott Ave., Suite A
Arlington Heights, IL 60004

Re: Form SB-2 Registration Statement Relating to the Sale of 40,775,080 Shares of Common Stock

Gentlemen:

         We have acted as counsel to TechAlt, Inc., a Nevada corporation ("TechAlt") in connection with the registration for resale on the Form SB-2 Registration Statement of 40,775,080 Shares of Common Stock (the "Registration Statement") consisting of (i) 4,000,000 shares of common stock being registered for TechAlt, (ii) an aggregate of 130% of the 9,392,520 shares of common stock underlying TechAlt's Series A Preferred Stock issuable pursuant to the Securities Purchase Agreements ("SPA") between the Company and certain investors (the "Financing Documents"); (iii) an aggregate of 130% of the 9,392,520 shares of common stock issuable upon exercise of Warrants between the Company and certain investors; (iv) an aggregate of 130% of the 6,576,560 shares of common stock comprised of (a) 750,000 shares of common stock issuable to Paul Masanek upon exercise his Warrant, (b) 1,150,000 shares of common stock issuable to Services By Designwise upon conversion of that certain $1,150,000 Secured Convertible Promissory Note, and (c) 4,676,560 shares of the common stock of the Company issued to Masanek in connection with the Company's merger with Technology Alternatives, Inc.; (v) 1,040,000 shares of common stock issuable in connection with the Financial Advisory and Investment Banking Agreement with Sunrise Securities Corp. ("Sunrise"); (vi) shares of common stock issuable to Sunrise, or its designees, upon exercise of Warrants to purchase 925,000 shares of common stock; (vii) 240,000 shares of common stock issuable upon execution of the Public Relations Retainer Agreement with Sunrise; (viii) 1,000,000 shares of common stock issuable upon the consummation of the Public Relations Retainer Agreement with Sunrise and the exercise provisions thereof, and (ix) 600,000 shares issued to Excipio Group, S.A., in connection with business development services (the "Securities").

         In connection with the foregoing, we have examined certain records and proceedings of TechAlt, including the originals, photocopies, certified copies or other evidences of proceedings taken in connection with the authorization and issuance of the Securities described above. In such examination we have assumed the genuiness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such documents. Based upon the foregoing, we are of the opinion that when the Securities are sold as contemplated by the Registration Statement and the exhibits thereto, the Securities will be validly issued, fully paid and nonassessable.

         We hereby consent to being named in the Registration Statement and in the prospectus constituting a part thereof, as amended from time to time, as issuer's counsel and the attorneys who will pass upon legal matters in connection with the issuance or registration of the Securities, and to the filing of this opinion as an exhibit to the Registration Statement.


                                        Very truly yours,


                                        /s/ THE OTTO LAW GROUP, PLLC